                                                             Exhibit -(d)(xxvii)


December 15, 2007

Randall W. Merk
President and Chief Executive Officer,
Schwab Capital Trust
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Fundamental Emerging Markets Index Fund -- All Classes
    Schwab Fundamental International Small-Mid Company Index Fund -- All Classes

Dear Mr. Merk:

This letter will confirm our agreement to limit the net operating expenses of each share class of the above-named funds as noted in the table below and described in the funds' registration statement filed with the Securities and Exchange Commission.

                           SHARE                   NET OPERATING    GUARANTEED
FUND                       CLASS                   EXPENSE LIMIT    THROUGH:

Schwab Fundamental         Investor Shares         0.84%            2/27/09
Emerging Markets Index     Select Shares(R)        0.69%
Fund                       Institutional Shares    0.60%

Schwab Fundamental         Investor Shares         0.79%            2/27/09
International Small-Mid    Select Shares(R)        0.64%
Index Fund                 Institutional Shares    0.55%

Sincerely,

/s/ George Pereira                        /s/ Pamela Saunders
------------------                        -------------------
    George Pereira                            Pamela Saunders,
    Chief Financial Officer, Charles          Vice President, Proprietary Funds
    Schwab Investment Management, Inc.        Charles Schwab & Co., Inc.

cc:
Shelley Harding-Riggen
Michael Bonardi
Yi-Ching Wu
Deborah McFerron
James D. Pierce
Zuogang Gao
Jim Giblin
Anna Loh
Mini Jande
Donna Passaglia